Exhibit 3.1

CERTIFICATE OF SECOND AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GIGCAPITAL5, INC.

GigCapital5, Inc., a corporation organized and existing under the by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the corporation is GigCapital5, Inc. The corporation was originally incorporated pursuant to the DGCL on January 19, 2021, under the name of GigCapital5, Inc.

2. The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 19, 2021, and the date of filing the corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was September 23, 2021. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 23, 2022.

3. The Board of Directors of the corporation has duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the corporation (as amended and restated prior to the date hereof), declaring said amendment to be advisable and in the best interests of the corporation and its stockholders and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows:

RESOLVED, that Section 9.1(b) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on March 9, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the payment of deferred underwriting commissions and the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 18 months from the closing of the Offering, provided that GigAcquisitions5, LLC may decide to extend the date by which it has to consummate a business combination up to six (6) times for an additional one (1) month each time (or up to 24 months from the closing date of the Offering), provided that GigAcquisitions5, LLC (or its designees) must deposit into the Trust Account for each one-month extension funds equal to $100,000 in exchange for a non-interest bearing, unsecured promissory note), and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of the Amended and Restated Certificate relating to the Corporation’s pre-initial Business Combination activity and related stockholders’ rights (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Founders (as such term is defined in the Registration Statement), officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders. The gross proceeds from the issuance of such promissory notes pursuant to subpart (ii) above of this Section 9.1(b) will be added to the proceeds from the Offering to be held in the Trust Account and shall be used in accordance with this Article IX to fund the redemption of the Offering Shares that have not been previously redeemed.”

4. That thereafter, said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by written consent of stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the DGCL.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed this day of March 28, 2023.

/s/ Dr. Raluca Dinu
Dr. Raluca Dinu Chief Executive Officer and President